Exhibit 99.1
ALON USA REPORTS STRONG THIRD QUARTER RESULTS
Company schedules conference call for November 9, 2005 at 10:00 A.M. EST
     DALLAS, TEXAS, November 8, 2005 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced net income for the three months ended September 30, 2005 increased to $24.4 million compared to net income of $6.1 million for the three months ended September 30, 2004, an increase of $18.3 million. Third quarter earnings per share were $0.57 compared to $0.17 for the comparable quarter last year.
     Net income for the three months ended September 30, 2005 included $5.0 million of after-tax gain recognized on disposition of assets (“after-tax gain”) relating to the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P. (“HEP) in the first quarter of this year. The amount of after-tax gain recognized was $4.2 million greater than planned due to the acceleration of a portion of the deferred gain relating to the HEP transaction. Net income for the three months ended September 30, 2005 excluding the effects of the accelerated deferred gain would have been $20.2 million, or $0.47 earnings per share, in line with Alon’s previously announced third quarter earnings per share estimates.
     Net income for the nine months ended September 30, 2005 was $74.3 million, or $1.98 earnings per share, compared to net income of $22.9 million, or $0.65 earnings per share for the nine months ended September 30, 2004, an increase of $51.4 million. Excluding the accelerated $4.2 million of after-tax gain recognized in the third quarter, net income for the nine months ended September 30, 2005 would have been $70.1 million, or $1.86 earnings per share.
     The increases in net income for the three and nine months periods ended September 30, 2005 over the comparable periods in 2004 were primarily attributable to continued strong industry refining margins and favorable differentials between WTI and WTS crude oil (“WTI/WTS”). For the third quarter 2005, Gulf Coast 3-2-1 crack spreads increased to an average of $17.13 per barrel compared to an average of $6.71 for the third quarter 2004, primarily due to production interruptions in the Gulf Coast region in connection with hurricanes Katrina and Rita. WTI/WTS crude oil differentials for the third quarter 2005 increased to an average of $4.09 per barrel compared to an average of $3.87 barrel for the third quarter 2004.
     The positive impact of favorable refining margins and WTI/WTS crude oil differentials in the third quarter 2005 was partially offset by the Company’s acceleration of a reformer catalyst regeneration that was previously scheduled for January 2006. As a result of downtime associated with the regeneration, refinery throughput for the third quarter 2005 decreased by approximately 5,400 barrels per day as compared to the second quarter 2005. Despite this reduction in throughput, overall refinery production of 66,747 barrels per day in the third quarter 2005 was 13.5%, or 7,944 barrels per day, higher than third quarter 2004 production due to the expansion of the Big Spring refinery’s crude oil throughput capacity in the first quarter 2005.
     Jeff Morris, Alon’s President and CEO, commented “In the third quarter, we were unexpectedly required to accelerate a reformer catalyst regeneration as previously disclosed on September 22, 2005. Now that this regeneration has been completed and the appropriate upgrades are being designed, we expect to avoid the regeneration previously scheduled in January of 2006 and to combine our next regeneration with our scheduled low sulfur fuel upgrade planned for April 2006. Operations are back to normal and we have returned to the consistent performance to which we have become accustomed.
     “Turning to the fourth quarter, we ran well in October, decreased our inventories and improved our cash position. We expect our cash balance to be further enhanced in the fourth quarter as we convert approximately 300,000 barrels of unfinished product to finished gasoline and diesel. Sweet/sour spreads in October increased over third quarter levels and refining margins remained strong even as Gulf Coast refineries came back on line. Thus, we believe we are on schedule to reduce inventories and increase our cash balances back to planned levels by year end.
     “During the remainder of 2005, we expect to complete an incremental expansion of our jet fuel hydrotreater from 4,000 barrels per day to 5,000 barrels per day. We expect to implement this expansion without impacting throughput at the Big Spring refinery. We also plan to begin investments in our asphalt facilities in Big Spring and in Bakersfield, California to grow our premium asphalt business. 2005 will be a record year for asphalt sales for us, as we sold out our entire Big Spring production of 150,000 tons and our Bakersfield facility will triple last year’s sales volumes. These results further evidence the quality of our asphalt business.”

     The Company has scheduled a conference call for tomorrow, November 9, 2005, at 10:00 a.m. eastern time, to discuss the third quarter 2005 results. To access the call, please dial (800) 240-7305 or (303) 262-2141, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon USA corporate website, http://www.alonusa.com by logging on that site and clicking “Investors”. A telephonic replay of the conference call will be available through November 23, 2005 and may be accessed by calling (800) 405-2236 or (303) 590-3000, for international callers, and using passcode 11042310. A web cast archive will also be available at www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Alon’s business and operations involve numerous risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized or otherwise materially affect Alon’s financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in Alon’s filings with the Securities and Exchange Commission.
ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(dollars in thousands, except for per share data)

STATEMENT OF OPERATIONS DATA:
Net sales (1)	$648,135	$445,386	$1,646,475	$1,238,288
Operating costs and expenses:
Cost of sales (1)	565,820	389,976	1,415,421	1,058,002
Direct operating expenses	24,550	18,121	63,259	54,814
Selling, general and administrative expenses	16,083	15,364	51,731	51,890
Depreciation and amortization	5,470	4,893	15,322	14,159

Total operating costs and expenses	611,923	428,354	1,545,733	1,178,865

Gain on disposition of assets (2)	8,020	—	37,243	175

Operating income	44,232	17,032	137,985	59,598
Interest expense	4,827	5,888	14,579	17,579
Equity earnings in investee	(321)	—	(733)	—
Other income, net	(1,269)	(63)	(2,349)	(207)

Income before tax expense and minority interest in income of subsidiaries	40,995	11,207	126,488	42,226
Income tax expense	16,225	4,488	48,234	17,022

Income before minority interest in income of subsidiaries	24,770	6,719	78,254	25,204
Minority interest in income of subsidiaries	382	619	3,948	2,319

Net income	$24,388	$6,100	$74,306	$22,885

Earnings per share (3)	$.57	$.17	$1.98	$.65
Weighted average shares outstanding (3)	42,821,120	35,001,120	37,607,787	35,001,120

OTHER DATA:
Adjusted EBITDA (4)	$43,272	$21,988	$119,146	$73,789

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(dollars in thousands, except for per share data)
Capital expenditures, net of disposition proceeds	1,109	4,775	(100,432)	17,797
Capital expenditures for turnarounds and catalysts	590	198	11,371	1,698

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(16,494)	$5,602	$32,482	$29,528
Investing activities	(36,666)	(5,553)	54,601	(30,075)
Financing activities	77,908	(5,688)	42,845	26,995

BALANCE SHEET DATA (end of period):
Cash, cash equivalents and short-term investments			$222,969	$33,704
Working capital			250,213	47,909
Total assets			703,783	454,181
Total debt			132,877	194,678
Stockholders’ equity			249,749	69,948

OTHER OPERATING DATA
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(dollars in thousands, except for per barrel data)

REFINING KEY OPERATING STATISTICS:
Refining and operating:
Margin information (per barrel of throughput):
Refinery operating margin (5)	$12.35	$7.74	$11.70	$8.32
Direct operating expenses (6)	4.00	3.34	3.73	3.27

Other information (per barrel):
Gulf Coast crack spread (3/2/1) (7)	$17.13	$6.71	$11.37	$7.51
WTI/WTS (sweet/sour spread) (8)	4.09	3.87	4.30	3.42

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2005		2004		2005		2004
	Bpd	%	Bpd	%	Bpd	%	Bpd	%
Refinery crude throughput:
Sour crude	55,757	88.4	51,504	92.6	52,862	90.2	53,100	92.0
Sweet crude	7,286	11.6	4,114	7.4	5,732	9.8	4,603	8.0

Total crude throughput	60,043	100.0	55,618	100.0	58,594	100.0	57,703	100.0

Blendstocks	3,669		3,356		3,565		3,423

Total refinery throughput (9)	66,712		58,974		62,159		61,126

Refinery production (10):
Gasoline	29,934	44.8	26,212	44.6	27,643	44.7	28,215	46.2
Diesel/jet	22,974	34.4	19,200	32.6	21,386	34.5	19,690	32.2
Asphalt	6,976	10.5	6,402	10.9	5,892	9.5	5,945	9.7
Petrochemicals	3,975	6.0	4,234	7.2	4,247	6.9	4,579	7.5
Other	2,888	4.3	2,755	4.7	2,707	4.4	2,655	4.4

Total refinery production	66,747	100.0	58,803	100.0	61,875	100.0	61,084	100.0

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2005		2004		2005		2004
	(dollars in thousands, except for per gallon data)
RETAIL KEY OPERATING STATISTICS:
Retail:
Number of stores (end of period)	167		167		167		167
Fuel sales (thousands of gallons)	21,706		24,780		69,772		73,493
Fuel margin (cents per gallon) (11)	20.4	¢	11.2	¢	14.3	¢	11.5	¢
Merchandise sales	$35,391		$34,046		$100,246		$98,992
Merchandise margin (12)	33.2%		33.1%		33.3%		33.0%

(1)	Alon’s buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location, or grade requirements. Included in cost of sales are amounts which approximate the revenues resulting from these transactions.

(2)	Gain on disposition of assets reported in the three ended September 30, 2005, reflects the $6.5 million accelerated pre-tax gain ($4.2 million after-tax gain) and the monthly recognition of deferred gain recorded in connection with the HEP transaction. Gain on disposition of assets reported in the nine months ended September 30, 2005 reflects the $26.7 million initial pre-tax gain, the monthly recognition of deferred gain and the $6.5 million accelerated pre-tax gain recorded in connection with the HEP transaction

(3)	Weighted average common shares outstanding and earnings per common share amounts for the three and nine months ended September 30, 2005 and 2004, have been restated to reflect the effect of a 33,600-for-one split of Alon’s common stock which was effected on July 6, 2005. On August 2, 2005, Alon completed an initial public offering of 11,730,000 shares of its common stock. Those shares are included in number of weighted average number of shares outstanding.

(4)	Adjusted EBITDA represents earnings before minority interest, income tax expense, interest expense, depreciation, amortization and gain on dispositions of assets. However, Adjusted EBITDA is not a recognized measurement under GAAP. Alon’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. In addition, management believes that Adjusted EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interests, interest expense, income taxes and dispositions of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. Adjusted EBITDA, with adjustments specified in its credit agreements, is also the basis for calculating selected financial ratios as required in the debt covenants in its credit agreements.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered it in isolation, or as a substitute for analysis of Alon’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect Alon’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on Alon’s debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by Alon’s non-wholly- owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for Alon’s working capital needs; and

•	Alon’s calculation of Adjusted EBITDA may differ from the EBITDA calculations of other companies in Alon’s industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to Alon to invest in the growth of its business. Alon compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months and nine months ended September 30, 2004 and 2005, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited, dollars in thousands)
Net income	$24,388	$6,100	$74,306	$22,885
Minority interest	382	619	3,948	2,319
Income tax expense	16,225	4,488	48,234	17,022
Interest expense	4,827	5,888	14,579	17,579
Depreciation and amortization	5,470	4,893	15,322	14,159
Gain on disposition of assets	(8,020)	—	(37,243)	(175)

Adjusted EBITDA	$43,272	$21,988	$119,146	$73,789

(5)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales attributable to Alon’s refining and marketing segment, exclusive of net sales and cost of sales relating to its non-integrated system, by its refinery’s throughput volumes.

(6)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses, exclusive of depreciation and amortization, by Alon’s refinery’s throughput volumes.

(7)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil.

(8)	WTI/WTS or sweet/sour spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.

(9)	Total refinery throughput represents the total of crude oil and blendstock inputs in the refinery production process.

(10)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at Alon’s refinery.

(11)	Fuel margin represents the difference between motor fuel revenues and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis.

(12)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues.
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